Exhibit 99.1

Ault Disruptive Technologies Corporation Announces Receipt of Letter from NYSE Regulation Regarding Low Selling Price of its Warrants

Las Vegas, NV – (Business Newswire – October 21, 2022) – Ault Disruptive Technologies Corporation, a special purpose acquisition company (the “Company”) announced today that on October 20, 2022 it had received a letter (the “Letter”) from the NYSE Regulation indicating that NYSE Regulation has determined to commence proceedings to delist the Company’s warrants from the NYSE American exchange and that trading in the warrants would be suspended immediately. Specifically, NYSE Regulation noted in the Letter that the warrants are no longer suitable for listing based on low selling price levels, pursuant to Section 1003(f)(v) of the NYSE American Company Guide. The Company does not intend to appeal the NYSE Regulation’s determination to delist the warrants.

About Ault Disruptive Technologies Corporation

Ault Disruptive Technologies Corporation, a Delaware corporation, is a recently-organized blank check company incorporated in February 2021 whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

While we may pursue an initial business combination opportunity in any business, industry, sector or geographical location, we intend to focus on opportunities to acquire companies with innovative and emerging technologies, products or services that have the potential to transform major industries and radically impact society. We intend to acquire a target business or businesses with disruptive technologies that our management team believes can achieve mainstream adoption and create opportunities for long-term appreciation in value.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's annual report on Form 10-K filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ault Disruptive Technologies Corporation

ir@aultdisruptive.com